EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

18 May 2007

Shire plc (the "Company")

Notification of the Exercise of an Option and Sale of Shares by a Person Discharging Managerial Responsibilities.

The Company was notified by Mr John Lee, Executive Vice President Global Supply Chain & Quality, on 17 May 2007, of the exercise in London on the same day, of an option over 99,423 ordinary 5p shares in the capital of the Company at an exercise price of £5.26.  Mr Lee chose to use a net settled cashless exercise facility run by the Company which resulted in 53,997 shares being allotted to him.  The option over the remaining 45,426 shares lapsed.

The Company was further notified, by Mr Lee, on 17 May 2007, of the sale in London on the same day of 53,997 ordinary 5p shares in the capital of the Company at a price of £11.5125.

Following this transaction, Mr Lee retains shares under option in the Company and awards under the Company’s Portfolio Share Plan totalling 177,502 ordinary shares.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases.  The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.

Registered in England 2883758 Registered Office as above

Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above